Exhibit 21.1

Significant Subsidiaries of Arena Pharmaceuticals, Inc.

As of December 31, 2012

Arena Pharmaceuticals GmbH, a limited liability company organized under the laws of Switzerland and having its domicile in Zofingen

API Development LTD, a company incorporated in the Cayman Islands with limited liability